Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in these Registration Statements (Nos. 333202648; 333190879; 333190878; 333176490; 333176489; 333163033; 333163032; 333145482; 333139730; 33353692; 333207233) on Form S8 and (Nos. 333194605; 333207255) on Form S3 of Novatel Wireless, Inc. of our report dated December 15, 2015, relating to our audit of the consolidated financial statements of DigiCore Holdings Limited as of June 30, 2015 and 2014 and for the years ended June 30, 2015, 2014 and 2013, included in this Current Report on Form 8K/A.

/s/ Mazars (Gauteng) Inc.
Mazars (Gauteng) Inc.
Director: G. Barlow-Tekie
Registered Auditor
17 December 2015
Pretoria, South Africa